U.S. SECURITIES AND EXCHANGE
COMMISSION
                                                    WASHINGTON, D.C. 20549

                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                       Holding Company Act of 1935 or Section 30(f) of
                          the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol   5.  Relationship of Reporting Person to
SMITH,      ROBERT     O.                      DIGITAL POWER CORPORATION (AMEX:DPW)           Issuer (Check all applicable)
----------------------------------------------------------------------------------------
(Last)      (First)    (Middle)             3. Statement for           4. If Amendment,       X   Director       10% Owner
                                               Month/Year                 Date of Original    ---            ---
41920 CHRISTY STREET                                                      (Month/Year)        X   Officer        Other
--------------------------------                                                              --- (give          (specify
             (Street)                                                                             title          below)
FREMONT      CA      94539-3158                  8/98                                             below)
--------------------------------                                                                  CHIEF EXECUTIVE OFFICER
(City)       (State)   (Zip)                                                              ------------------------------------
                                                                                          6.  Individual or Joint/Group Filing
                                                                                              (Check Applicable Line)
                                                                                              X   Form filed by one Reporting
                                                                                              --- Person
                                                                                                  Form filed by More than One
                                                                                              --- Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of    2. Transaction   3. Trans-     4. Securities Acquired (A)  5. Amount of    6. Owner-      7. Nature
   Security       Date             action        or Disposed of (D)          Securities      ship           of In-
   (Instr. 3)     (Mo./Day/Yr.)    Code          (Instr. 3, 4 and 5)         Beneficially    Form:          direct
                                   (Instr. 8)                                Owned at End    Direct (D)     Beneficial
                  (Month/Day/                                                of Month        or In-         Ownership
                  Year)         ---------------------------------------      (Instr. 3       direct (I)     (Instr. 4)
                                   Code   V      Amount    (A) or
                                                           (D)   Price
COMMON STOCK      8/21/98           P             1,000     A    $2-5/8
COMMON STOCK      8/24/98           P             1,000     A    $2-5/16
COMMON STOCK      8/24/98           P               500     A    $3          2,500           D

REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.
*IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE Instruction
 4(b)(v).

FORM 4 (CONTINUED)  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED
                                     OF, OR BENEFICIALLY OWNED
                   E.G., puts, calls, warrants, options, convertible securities)

1. Title  2. Conver 3. Trans- 4. Trans- 5. Number of  6. Date Ex- 7. Title and 8. Price   9. Number  10. Owner- 11. Na-
   of       sion or   action    action    Derivative    ercisable   Amount of    of De-     of Der-   ship      ture
   Deri-    Exercise  Date      Code      Securities    and Expir-  Underlying   rivative   ivative   Form of   of
   vative   Price of  (Month/   (Instr.   Acquired      ation Date  Securities   Security   surities  Deriva-   Indi-
   Secur-   Deriva-   Day/Year) 8)        (A) or Dis-   (Month/     (Instr. 3    (Instr.5)  Benefi-   tive      rect
   ity      tive Se-                      posed of (D)  Day/Year)   & 4)                    cially    Security: Bene-
   (Instr.  curity                        (Instr. 3, 4                                      Owned at  Direct    fi-
   3)                                     and 5)                                            End of    (D) or    cial
                                                                                            Month     Indirect  Owner-
                                                                                            (Instr.4) (I)       ship
                                                                                                      (Instr.   (Instr.
                                                                                                          4)        4)
                                  Code V    (A)    (D)   Date    Expir-
                                                                Exer-   ation
                                                                cisable Date

Explanation of Responses:





                                                     ROBERT O. SMITH     9/4/98
**Intentional misstatements or omissions of facts    ----------------    ------
 constitute Federal Criminal Violations.             **Signature of      Date
 SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           Reporting Person

                                                     Robert O. Smith

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.